UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 15, 2018

Otelco Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-32362	52-2126395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Third Avenue East, Oneonta, AL	35121
(Address of Principal Executive Offices)	(Zip Code)

(205) 625-3574
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 15, 2015, Mr. Richard Clark was appointed the Chief Operating Officer of Otelco Inc. (the “Company”).

Prior to joining the Company, Mr. Clark served as Executive Vice President and Chief Financial Officer at FirstLight Fiber from December 2016 until September 2018. From October 2013 until December 2016, Mr. Clark served as Executive Vice President and Chief Financial Officer of Oxford Networks until Oxford was acquired by FirstLight Fiber. Mr. Clark served as Senior Vice President and Chief Financial Officer of WAI Global (a global manufacturer and distributor of automotive aftermarket parts) from February 2011 through September 2013 and as Executive Vice President and Chief Financial Officer of Parts Depot, Inc. (a distributor of auto parts) from November 2005 through February 2011. Mr. Clark served in executive positions from 1995 through 2005 at various companies in financial and operating positions. Mr. Clark began his career at PriceWaterhouseCoopers from 1986 through 1995. He graduated from Husson University in 1986 with a degree in public accounting and is a Certified Public Accountant. Mr. Clark is 53 years old.

Employment Agreement

In connection with Mr. Clark’s appointment as the Chief Operating Officer of the Company, on October 15, 2018, the Company entered into an employment agreement with Mr. Clark (the “Employment Agreement”), which will remain in effect until terminated by the Company or Mr. Clark for any reason or by death or disability. Pursuant to the Employment Agreement, Mr. Clark will receive an annual base salary of $275,000, an annual bonus, the use of a Company automobile and medical and other benefits. Mr. Clark’s annual base salary will be subject to increase by the Company.

Pursuant to the Employment Agreement, on October 15, 2018, the Company granted Mr. Clark options to purchase up to 50,000 shares of Class A common stock, par value $0.01 per share, of the Company (“Common Stock”), which will vest in equal annual installments over a five-year period.

If Mr. Clark’s employment is terminated by the Company without cause or due to death or disability, or by Mr. Clark for good reason, he will be entitled to receive severance benefits consisting of a lump sum payment equal to his annual base salary and the pro rata portion of the annual bonus he would have received, based on the applicable annual performance targets, had he been employed by the Company through the end of the fiscal year in which the termination occurred. In addition, if Mr. Clark’s employment is terminated by the Company without cause or due to death or disability, or by Mr. Clark for good reason, to the extent Mr. Clark and, if applicable, members of his family participate in any medical, prescription drug, dental, vision or other “group health plan” of the Company immediately prior to such termination, the Company will provide Mr. Clark with a lump sum payment equal to the premium cost to Mr. Clark that would be incurred for continuation coverage under such plans through the end of the fiscal year in which such termination occurs.

The Employment Agreement also provides that Mr. Clark will be restricted from engaging in competitive activities for 12 months after the termination of his employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

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Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of October 15, 2018, by and between Otelco Inc. and Richard Clark

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC.
Date: October 16, 2018	By:	/s/ Curtis L. Garner, Jr.
Curtis L. Garner, Jr. Chief Financial Officer

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